Exhibit 10.7

CNO FINANCIAL GROUP, INC.
CNO Financial Group, Inc., a Delaware corporation (the "Company"), is amending the treatment of awards under the Company's Amended and Restated Long-Term Incentive Plan (the "Plan") in the event that your employment is terminated due to death or disability or in connection with a Change in Control. Capitalized terms used in this letter agreement without definition shall have the meaning set forth in the original award agreement(s).
(a)Effect on Vesting and Exercisability of Performance Shares upon Termination of Employment. Notwithstanding any provision to the contrary of an outstanding award agreement under the Plan, the following special vesting rules shall apply if your employment with the Company or a Subsidiary terminates prior to Performance Shares becoming fully vested in the circumstances set forth below:

(i)Termination Due to Death or Disability. If your employment is terminated by the Company or a Subsidiary due to your death or Disability, then a pro rata portion of the Performance Shares shall vest (based on the number of days from the beginning of the performance period to and including the date your employment is terminated) and, to the extent the performance criteria are met, such pro rata portion shall be paid at the same time as others receive shares of Common Stock under such award.

(ii)Change in Control. In the event your employment is terminated by the Company or a Subsidiary without Cause or by you for Good Reason (as defined in your Option award agreements) within six months prior to and in anticipation of or within 24 months after a Change in Control has occurred, a pro rata portion of any unvested Performance Shares shall vest (based on the number of days from the beginning of the performance period to and including the date your employment is terminated) on such date.

(b) All other provisions of the outstanding Performance Share award agreements shall remain in full force and effect.

To execute this amendment and confirm your agreement to its terms you must click the Acknowledge and Agree button in the accompanying email.

Very truly yours,

CNO FINANCIAL GROUP, INC.

By:	/s/ Sue Menzel
Susan L. Menzel, EVP, Human Resources